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                                                                   EXHIBIT 10.33

December 22, 2003

EM COLUMBUS, LLC
150 East Gay Street
Columbus, Ohio 43215

RE: FINANCING FOR THE ACQUISITION AND RENOVATION OF THE EASTLAND MALL (THE "PROJECT") ON PROPERTY LOCATED AT SOUTH HAMILTON ROAD AND REFUGEE ROAD (THE "PROPERTY").

Ladies and Gentlemen:

         The Huntington National Bank ("Huntington") offers and, upon acceptance by Borrower and Guarantors, commits (respectively this "Offer" and this "Commitment") to provide a first mortgage loan for the acquisition of the Property and the development and construction of the Project subject to the following terms and conditions:

BORROWER:            EM COLUMBUS, LLC, a Delaware limited liability company.

GUARANTORS:          Glimcher Properties Limited Partnership, a Delaware limited partnership and Glimcher Properties Corporation, a Delaware corporation shall jointly and severally guarantee payment and performance.

LOAN AMOUNT:         Thirty Six Million And 00/100 Dollars ($36,000,000.00);
                     Twenty Four Million And 00/100 Dollars ($24,000,000.00) of which will be disbursed to Borrower for the acquisition of the Project. Out of the remaining Twelve Million And 00/100
                     Dollars ($12,000,000.00) of loan proceeds, up to $5,000,000.00 will be disbursed by Borrower to May
                     Department Stores Company as an inducment to it to cause its Kaufmann's division entry into the Project. The remainder will be advanced monthly as construction progresses following receipt and approval by Huntington and it's participant in the loan, National City Bank ("National
                     City") of plans and specifications for the renovation of the Project.

CONDITIONS TO
FUNDING ADDITIONAL
$12,000,000.00 OF
LOAN PROCEEDS:       In addition to any applicable conditions set forth in the
                     General Conditions, the following special conditions, each of which shall survive closing and the execution and delivery of the Loan Documents as hereinafter defined, must be complied within ninety (90) days of initial funding and shall be conditions to Huntington's obligations to advance the additional $12,000,000.0 of loan proceeds:

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                           1.       A cost breakdown satisfactory to Huntington
                                    and National City.

                           2. An amendment to the existing REA or a new REA satisfactory in all respects to Huntington and National City and executed by the Borrower, Lazarus, Sears, and either May Department Stores Company or a similar anchor store.

                           3. An amendment to the existing ground lease to Penney's permitting the renovation of the Mall and the addition of May Department Stores Company, satisfactory to Huntington and National City.

                           4. If new foundations are to be built in connection with the renovation, a soils report satisfactory to Huntington and National City.

                           5. An updated appraisal to reflect stabilized value following completion of the renovations, reflecting a loan to value ratio not greater than seventy-five percent (75%) based on full loan disbursement.

                           6. An income and expense pro forma satisfactory to Huntington and National City.

LOAN FEE:            One Hundred Twenty Thousand and 00/100 Dollars
                     ($120,000.00), earned in full and non-refundable and payable by Borrower at loan closing and Sixty Thousand And
                     00/100 Dollars ($60,000.00) payable by Borrower when the conditions to the funding of the additional $12,000,000.00 of loan proceeds have been complied with by Borrower.

MATURITY:            Thirty Six (36) months after loan closing.

                     Interest on the initial advance of Twenty Four Million And 00/100 Dollars ($24,000,000.00) shall be charged at a variable rate equal to the sum of Two percent (2%) per annum plus the one month LIBO Rate. Interest on the remaining balance of Twelve Million And 00/100 Dollars ($12,000,000.00) shall be charged at a variable rate equal to the sum of two percent (2%) per annum plus the Daily LIBO Rate. Following disbursement of the full principal balance of the loan, the LIBO component of the Variable Rate may, at Borrower's option either be at the Daily LIBO Rate or the one month LIBO Rate. Following disbursement of the full principal balance, the Variable Rate shall be further adjusted as follows: If Borrower is not in default and there exists a Debt Service Coverage Ratio of 1.10 to 1 the

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                     Variable Rate shall equal the sum of 1 and 9/10 percent
                     (1.9%) per annum plus the one month LIBO Rate or Daily LIBO Rate. If Borrower is not in default and there exists a Debt-Service Coverage Ratio of 1.20 to 1, the variable rate shall equal the sum of 1 and 85/100 percent per annum plus the one month LIBO Rate or Daily LIBO Rate. If Borrower is not in default and there exists a Debt Service Coverage Ratio of 1.30 to 1 the variable rate shall equal the sum of 1 and -3/4 percent (1.75%) per annum plus the one month LIBO Rate or the Daily LIBO Rate:

PAYMENTS:            Interest shall be due and payable monthly until maturity.
                     Upon Maturity, whether by lapse of time or acceleration, all unrepaid principal and accrued interest shall be due and payable.

PREPAYMENTS:         Borrower may prepay, upon five (5) business days' prior
                     written notice to Huntington, all or any portion of the principal, without premium provided, that if such prepayment follows default and acceleration, then a prepayment premium shall be payable equal to five percent
                     (5%) of the amount then due and provided further that Borrower shall pay any costs incurred by Huntington with respect to prepayment of advances bearing interest at the LIBO Rate.

EQUITY
CONTRIBUTION:        Borrower shall provide equity in form satisfactory to
                     Huntington.

SECURITY:            A first-lien mortgage on the Property and the Project; a
                     first-lien assignment of rents from and leases on the Property or the Project; a senior security interest in Project furnishings, fixtures and equipment and other tangible and intangible personal property; and senior security interests in the architect's agreement, the plans and specifications, the general contractor's agreement, all management agreements, leasing agreements, operating agreements and franchise agreements, and all permits, approvals, agreements and contracts affecting the Property or the Project.

RELEASE
PROVISIONS:          If Borrower is not in default, Huntington shall release a
                     tract to be conveyed to the May Department Stores Company
                     (Kaufmann's) from the operation of its Loan Documents without the payment of any release price, provided that the following conditions are satisfied to Huntington's satisfaction at no cost or expense to Huntington: (a)
                     Huntington has received evidence that a validly created and approved lot split has been obtained of the tract to be released from the mall Property; (b) the size and location of the tract to be released is satisfactory in all respects to Huntington; (c) a satisfactory survey and legal description for the tract to be released have been furnished to Huntington; and (d) reciprocal easement rights
                     (the "Easement Rights")

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                     between the tract to be released and the mall property have been created to the satisfaction of Huntington.

COSTS AND
EXPENSES:            Borrower shall be responsible for all out-of-pocket costs
                     and expenses incurred by Huntington in connection with this Loan, whether or not a closing occurs. Such costs and expenses include, without limitation, the fees and expenses of Huntington's outside counsel, charges for title insurance, survey, appraisal and environmental site assessment, fees and expenses of Huntington's independent inspecting architect, and recording fees and taxes.

HUNTINGTON'S OBLIGATIONS UNDER THIS COMMITMENT ARE SUBJECT TO THE ATTACHED GENERAL CONDITIONS, EACH OF WHICH SHALL BE DEEMED SATISFIED ONLY WHEN THE DOCUMENT OR EVIDENCE PROVIDED IN SATISFACTION THEREOF HAS BEEN REVIEWED AND APPROVED BY HUNTINGTON AS TO FORM AND CONTENT.

This letter sets forth the entire agreement between Borrower, Guarantors and Huntington and supersedes any and all agreements, understandings, statements or representations, whether oral or written, of Huntington or anyone acting on behalf of Huntington. Any modification or waiver of any provision of this Offer or Commitment must be in writing and be signed by Borrower and Huntington and shall bind Guarantors. To the extent that the terms and conditions of this Commitment are not contradicted by the terms and conditions of documents later executed and delivered, the terms and conditions hereof shall survive the execution and delivery of such later documents.

         Huntington's counsel in this matter will be Porter Wright Morris & Arthur. Huntington suggests that Borrower or Borrower's counsel contact Robert
C. Kiger, Esq., of that firm at (614)227-2144 regarding Commitment requirements or loan closing. Our counsel will prepare and send a closing checklist upon your acceptance of this Offer.

THIS OFFER HAS BEEN ACCEPTED BY BORROWER AND GUARANTORS ONLY WHEN HUNTINGTON HAS RECEIVED TWO ORIGINALS OF THIS LETTER WITH BORROWER'S AND GUARANTORS' ACCEPTANCES ENDORSED THEREON AND PAYMENT OF THE COMMITMENT FEE. UNLESS ALREADY ACCEPTED, THIS OFFER SHALL EXPIRE ON THE TENTH (10TH) DAY AFTER THE DATE HEREOF. ACCEPTANCE BY BORROWER AND GUARANTORS OF THIS OFFER SHALL CREATE A BINDING AGREEMENT BETWEEN HUNTINGTON AND BORROWER AND GUARANTORS. IF THE LOAN IS NOT CLOSED WITHIN FORTY (40) DAYS AFTER THE DATE HEREOF, THEN HUNTINGTON'S OBLIGATIONS HEREUNDER SHALL TERMINATE.

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We thank you for your interest in financing the Project with Huntington and look forward to a mutually satisfactory business relationship.

Very truly yours,

THE HUNTINGTON NATIONAL BANK

By:________________________________________
Name: Bonnie Birath
Title: Vice President

         The undersigned hereby accept the foregoing Offer this ________ day of December, 2003, and agree to be bound by the terms and conditions hereof.

BORROWER:

EM COLUMBUS, LLC,
a Delaware limited liability company

By: Glimcher Properties Limited Partnership,
a Delaware limited partnership, its member

By: Glimcher Properties Corporation,
a Delaware corporation, its General Partner

By:________________________________________
George A. Schmidt, Executive Vice President

GUARANTORS:

Glimcher Properties Limited Partnership, a Delaware Limited Partnership

By: Glimcher Properties Corporation,
Its General Partner

By:________________________________________

Glimcher Properties Corporation,
a Delaware Corporation

By:________________________________________

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                               GENERAL CONDITIONS

1.1 PLANS AND SPECIFICATIONS: Prior to the disbursement of any funds for the renovation of the Project, Borrower shall provide a complete set of the final plans and specifications for the development and construction of the Project. Such plans and specifications shall comply with the requirements of all governmental authorities having jurisdiction and shall incorporate any recommendations contained in the geotechnical, environmental or wetlands reports.

1.2 GEOTECHNICAL REPORT: Prior to the disbursement of any funds for the renovation of the Project which requires additional foundations, borrower shall provide a narrative report regarding the condition of soils on the property to be improved, which report shall include all test results and recommendations regarding drainage, excavation, fill, compaction and foundations and shall be certified by a licensed geotechnical engineer acceptable to Huntington. If the construction on the additional property requires fill, then Huntington reserves the right to require an updated geotechnical report upon completion of such fill.

1.3 ENVIRONMENTAL REPORT: Borrower shall provide a current "Phase One" environmental site assessment regarding hazardous wastes, toxic materials and other environmental hazards on the Property, which report shall be certified by an environmental consultant and shall conform in all respects with Huntington's "Phase One Environmental Site Assessment Requirements," a copy of which is attached as Exhibit "A" and made a part hereof. If warranted by the Phase One environmental site assessment, Borrower shall provide a detailed audit of the same matters. Such consultant must appear on Huntington's list of approved environmental consultants or be specifically approved in writing by Huntington.

1.4 ZONING: Borrower shall provide evidence that the Property is zoned to permit the development, construction, use and operation of the Project, that the referendum or appeal period has expired for any ordinance, resolution, variance or special permit establishing the zoning and that there is no pending action, either administrative, legislative or judicial, which could adversely affect the zoning of the Property or the development, construction, use or operation of the Project.

1.5 SURVEY: Borrower shall provide a current survey of the Property, which survey shall be certified by a licensed surveyor acceptable to Huntington and shall conform in all respects with Huntington's "Survey Requirements," a copy of which is attached as Exhibit "B" and made a part hereof.

1.6 TAX PARCEL: Borrower shall provide evidence that the Property comprises one or more separate tax parcels.

1.7 TITLE INSURANCE COMMITMENT: Borrower shall provide a current ALTA title insurance commitment for the Property and all appurtenant easements, which commitment shall be issued by an agent and underwriter acceptable to Huntington and shall conform in all respects with Huntington's "Title Insurance Requirements," a copy of which is attached as Exhibit "C" and made a part hereof.

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1.8      CONSTRUCTION LOAN AGREEMENT: Prior to the disbursement of any finds for the renovation of the Project, Huntington and Borrower shall enter into a Construction Loan Agreement on the form attached hereto as Exhibit "E".

1.9 OTHER AGREEMENTS AND CONTRACTS: Borrower shall provide copies of all management agreements, leasing agreements, operating agreements, franchise agreements and other agreements and contracts affecting the Project and entered into prior to loan closing.

1.10 INSURANCE: Borrower shall provide evidence of casualty and liability insurance for the Project and the Property, which insurance shall be issued by underwriters acceptable to Huntington and shall conform in all respects with Huntington's "Insurance Requirements," a copy of which is attached as Exhibit "D" and made a part hereof.

1.11 LEASES: Borrower shall provide originals or certified copies of all executed leases (including all amendments) of the Property, the Project or any portion thereof and shall not enter into any new leases of 7,500 square feet or more unless the identity of the tenant and the form of the lease has been approved by Huntington. Further, upon Huntington's request, Huntington shall be provided with a Subordination, Attornment and Non-Disturbance Agreement for each such tenant.

1.12 ACQUISITION DOCUMENTS: Borrower shall provide a certified copy of the agreement for the acquisition of the Property and, if the Property is acquired prior to loan closing, certified copies of the deed and closing statement.

1.13 APPRAISAL: Huntington must be able to procure from an independent appraiser selected by Huntington an appraisal of the Property and the Project evidencing a loan to value ratio not greater than seventy-five percent (75%) and, from its review appraiser, a confirmation of such loan to value ratio. In the event such appraisal or confirmation cannot be procured, this requirement shall be deemed unsatisfied and Huntington shall not be obligated to attempt procurement from a second appraiser. The appraisal shall comply with the most recent regulations of the Comptroller of the Currency. Prior to the disbursement of any funds for renovation, an additional appraisal is to be obtained at Borrower's costs, reflecting a loan to value ratio not greater than seventy-five percent (75%) of stabilized value based on full loan disbursement and upon completion of improvements.

1.14 LIMITED PARTNERSHIP DOCUMENTS: Borrower shall provide the following, including any and all amendments thereto, for Glimcher Properties Limited
Partnership:

         (a)      Limited Partnership agreement;

         (b)      Certificate of limited partnership;

         (c)      Evidence of authority to transact business in Ohio; and

         (d) Resolution authorizing the loan transaction and designating document signatories.

1.15 CORPORATION DOCUMENTS: Borrower shall provide the following, including any and all amendments thereto, for Glimcher Properties Corporation:

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         (a)      Articles of incorporation certified by the proper official of the state of incorporation;

         (b) Evidence of good standing certified by the proper official of the state of incorporation;

         (c) If incorporated in a state other than Ohio, then evidence of authority to transact business in the State of Ohio certified by the Secretary of State;

         (d)      Code of regulations certified by the corporation's secretary;
                  and

         (e) Resolution authorizing the loan transaction and designating document signatories, complete with incumbency certificate, certified by the corporation's secretary.

1.16 LIMITED LIABILITY COMPANY DOCUMENTS: Borrower shall provide the following, including any and all amendments thereto, for EM COLUMBUS, LLC:

         (a) Articles of organization certified by the proper official of the state of organization;

         (b) Evidence of good standing certified by the proper official of the state of organization;

         (c) If organized in a state other than Ohio, then evidence of authority to transact business in the State of Ohio certified by the Secretary of State;

         (d)      Certified copy of the Operating Agreement; and

         (e) Resolution authorizing the loan transaction and designating document signatories.

2.       CLOSING REQUIREMENTS

2.1 LOAN DOCUMENTS GENERALLY: Borrower's obligation to repay the loan shall be evidenced by a cognovit promissory note made by Borrower in the loan amount. The promissory note shall be secured by:

         (a) An open-end mortgage, assignment of rents and security agreement;

         (b) At the time of the first disbursement of loan proceeds for renovation, a security agreement and assignment of architect's agreement and plans and specifications, acknowledged by the architect;

         (c) At the time of the first disbursement of loan proceeds for renovation, a security agreement and assignment of general contractor's agreement acknowledged by the general contractor;

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         (d)      A security agreement and assignment of management agreements leasing agreements, operating agreements and franchise agreements, acknowledged by the other contracting party;

         (e) A security agreement and assignment of all other agreements and contracts affecting the Property or the Project, engineering drawings, plans, specifications, permits, licenses, consents and approvals; and

         (f)      U.C.C. Financing Statements.

The loan proceeds shall be advanced in accordance with the terms and conditions of a Construction Loan Agreement. Guarantors' obligations shall be evidenced by cognovit Unconditional Guaranties of Payment and Performance. Borrower shall sign a Borrower's Affidavit with regard to off-record matters affecting the Property and other matters as of the date of loan closing. The above-referenced loan documents and any other loan documents deemed necessary for the perfection of the security or for the effective administration of the loan (the "Loan Documents") shall be in form and content acceptable to Huntington and shall be governed by Ohio law.

2.2 SPECIFIC PROVISIONS OF THE LOAN DOCUMENTS: The Loan Documents will provide, among other things, for the following:

         (a) Late Payment Penalty: If any payment is not paid on or before the fifteenth (15th) day of any month, Borrower shall pay a service charge of five percent (5%) of the payment amount.

         (b) Default Rate of Interest: In the event of default, interest shall be charged at a rate equal to the sum of two percent (2%) per annum plus the prime commercial rate of The Huntington National Bank.

         (c) Escrows: Huntington reserves the right, after any instance of failure of timely payment by Borrower or upon any other default, to require Borrower to deposit monthly with Huntington an amount equal to one-twelfth (1/12th) of the annual taxes, insurance premiums, and assessments against the Property and the Project.

         (d) Cross Default: Default under this obligation or any other obligation of Borrower or any Guarantor held by Huntington shall constitute a default under all such obligations.

         (e) Conveyance, Etc. as an Event of Default: Borrower shall not sell, assign, mortgage, pledge, lease or otherwise convey or further encumber the Property, the Project or the personal property securing the loan or any legal, equitable or beneficial interest therein, without Huntington's prior written approval, provided, however, that personal property may be disposed of in the ordinary course of business so long as it is replaced by personal property of a like kind or similar personal property. Further, there shall be no conveyance or encumbrance of corporate shares or partnership interests or limited liability company interests, the

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                  effect of which is to violate the foregoing prohibition or to cause a change in the control of Borrower. The foregoing shall not be deemed to prohibit transfers of partnership interests in Glimcher Properties Limited Partnership or the issuance or transfer of shares in Glimcher Realty Trust.

         (f) Waiver of Trial by Jury: Borrower and Guarantors shall waive any right to have a jury participate in resolving any dispute arising out of the loan transaction.

         (g) Limitation on Transfer of Assets: Borrower and Guarantors shall not transfer assets to others that would constitute fraudulent transfers under Ohio law or under the United States Bankruptcy Code or in other than the ordinary course of business, without Huntington's prior written approval.

         (h) Leases: Any lease of 7,500 square feet or more not approved by Huntington prior to loan closing, together with financial statements for the tenant and any lease guarantor and plans, specifications and costs for any tenant finish to be provided by Borrower, shall be submitted to Huntington for prior written approval. Each lease so submitted shall be expressly subordinate to Huntington's first mortgage lien and shall obligate the tenant to attorn, at Huntington's option, to Huntington upon acquisition of title and to execute and deliver documents confirming such subordination and attornment and estoppel certificates as Huntington may, from time to time, request.

The foregoing description of specific provisions shall not be construed as limiting in any way the requirement that Loan Documents be in form and content acceptable to Huntington.

2.3 NOTICE OF COMMENCEMENT; NO PRIOR WORK: Borrower shall deliver to the title insurer a notice of commencement to be filed prior to the commencement of any renovation work.

2.4 TITLE INSURANCE POLICY: Borrower shall cause the title insurer to issue within thirty (30) days after closing, the title insurance policy described in the title insurance commitment, insuring Huntington's mortgage as the first mortgage lien on the Property subject only to exceptions acceptable to Huntington.

2.5 LEGAL OPINION: Borrower shall provide the favorable opinion of Borrower's and Guarantors' counsel regarding the organization, existence, standing, power and authorization of Borrower and Guarantors; the execution, delivery and enforceability of the Loan Documents; the absence of conflict with other obligations; the absence of adverse matters affecting Borrower, Guarantors or the Property; the conformity of the Loan Documents with the laws of usury; and the compliance of Borrower with laws and other requirements. A specimen opinion, acceptable to Huntington, is available upon request.

2.6 DEED AND CLOSING STATEMENT: If not provided in satisfaction of a Pre-Closing Requirement, Borrower shall provide a certified copy of the deed and closing statement for the acquisition of the Property.

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3.       GENERAL REQUIREMENTS

3.1 SIGNAGE: Huntington shall have the right, at Huntington's expense, to erect its own construction sign on the Property in connection with the renovation work and to otherwise advertise its provision of financing in appropriate print media.

3.2 DISCLOSURE OF FINANCIAL INFORMATION: Borrower and Guarantors consent to Huntington's disclosure of financial statements, information or other material submitted to Huntington to other financial institutions in connection with the sale of participating interests in the loan and the servicing of the loan on behalf of loan participants.

3.3 ASSIGNABILITY; NO THIRD PARTY BENEFICIARY: Neither this Commitment nor the loan proceeds may be assigned by Borrower without Huntington's prior written consent. This Commitment is a contract between Huntington and Borrower, and there are no third-party beneficiaries.

3.4 MATERIAL CHANGE: Should any material, adverse change occur in the creditworthiness of Borrower or any Guarantor or in the Property or should any of the financial statements, information or other material submitted to Huntington in connection with the application for and the closing of the loan be or become materially inaccurate, then Huntington shall have the right to cancel the Commitment. In such event, the Commitment Fee shall be paid by Borrower and retained by Huntington as liquidated damages. Borrower agrees to promptly notify Huntington in writing of any such material, adverse change or material inaccuracy.

3.5 REGULATORY COMPLIANCE: Should it be determined that the closing of the loan as contemplated herein would constitute a violation of any requirement imposed on Huntington by regulatory authorities, then, unless Borrower agrees in writing to such changes in the Commitment as may be required to conform the loan to any such requirement, the Commitment Fee and any portion of the Loan Fee previously paid by Borrower will be refunded and the Commitment shall be canceled and considered null and void.

3.6 BROKERS: Huntington shall not be required to pay any brokerage fees or commissions arising through Borrower from the issuance of the Offer or the Commitment or the making of the loan, and Borrower agrees to defend and indemnify Huntington against any such claims therefor. Borrower's obligation for costs and expenses and for defense and indemnity shall survive any expiration or cancellation of the Commitment, whether arising from a material change or failure of regulatory compliance.

3.7 NOTICES: Any notice to Huntington that is required or permitted by the terms and conditions of the Offer, the Commitment or the Loan Documents shall be directed to The Huntington National Bank, Commercial Real Estate Group, 41 South High Street, Columbus, Ohio 43215, Attention: Bonnie Birath, Vice President.

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                                  EXHIBIT "A"

          HUNTINGTON BANKS PHASE I ENVIRONMENTAL SITE ASSESSMENT (ESA)
                              REPORT REQUIREMENTS

1. The Borrower shall select and contract with a Huntington Listed Company ("Consultant") to perform the Phase I Environmental Site Assessment
         (ESA) Report ("Report"). The Borrower shall instruct the Consultant to complete the Report in accordance with Huntington's current Phase I ESA Report Requirements and Phase I ESA Checklist ("Requirements") (NOTE:
         In the event that the subject property is outside the market area of Huntington, the Borrower shall instruct the Consultant to contact Huntington's representative at its Ohio regional office to acquire the Requirements).

2. The selected Consultant preparing the Report shall provide the Borrower with one original Report and Huntington (via the Borrower) with two original copies of the report. A letter of Transmittal shall be attached to the Report which states "the Report was prepared in accordance with the current Huntington Phase I ESA Report Requirements". The letter of Transmittal shall state that "the Report was prepared for the exclusive use of the `client' and Huntington Banks and each may rely on the contents of the Report". The Letter of Transmittal shall also instruct the Borrower to transmit two reports to the Huntington Account Executive.

3. The Report shall contain a Title Page, Table of Contents, Executive Summary, and Limitations and Exceptions to the Requirements. The Title Page shall indicate Huntington as a recipient of the Report.

4. Section One of the Report shall contain a detailed account of findings for publicly available state and local records inclusive of 50 year chain of title (or property tax records), aerial photographs, Sanborn Fire Insurance Maps, City Directories, and building department records. The Consultant shall also report on interviews with past/present owners/tenants of the subject property and adjacent properties and on any previous investigations.

5. Section Two of the Report shall contain a detailed account of the site inspection inclusive of: name of inspector and date and time of inspection, weather conditions at the time of inspection, general physical setting of subject property, current use of the subject property, intended use of the subject property, public utilities available and utility company, water wells (subject and adjacent properties), on-site septic systems, interview(s) with current tenant(s)/owner(s), building interior (including transformers, floor drains, hazardous waste/material storage, etc.), Describe interior hazardous waste stream(s), building exterior (including the grounds), "exterior" site operations, hazardous waste disposal, solid waste stream and disposal, underground storage tanks/above ground storage tanks (USTs/ASTs) (state if USTs are in compliance and whether ASTs have secondary containment) and any other hazardous materials containers, pits, ponds, lagoons and waste disposal areas, transformers/capacitors/light ballasts (LOCATION, OWNERSHIP AND CONTENT), Electromagnetic Fields, vegetation (condition of, staining, anomalies), oil and gas wells, topography, drainage patterns, general soil profile, geology, local groundwater flow, legal description of subject property (or copy of), and cursory inspection of the adjoining property uses.

6.       Section Three of the Report shall contain the findings of an asbestos
         (ACM) inspection. This section shall apply only where the on-site structure(s) were constructed prior to 1989. This section shall contain: identification of the certified ACM inspector (including name and current certification number) and the date the inspection was performed; identification of suspect non-friable ACM in good condition and amount; identification of suspect non-friable ACM in damaged condition and amount; analytical results of representative samples acquired from Section 3.3; identification of suspect friable ACM in good condition and amount; analytical results of representative samples acquired from Section 3.5 (ceiling tiles and textured ceiling material only); identification of suspect friable ACM in damaged condition and those suspect ACM to be disturbed and amount; and analytical results of representative samples acquired from Section 3.7. All samples shall be representative in nature but the actual analysis of all samples shall be conducted in accordance with the Occupational Safety and Health Act
         (OSHA) protocol in 29 Code of Federal Regulations (CFR) 1910.1001.

7. Section Four of the Report shall contain a detailed account of federal, state and local regulatory agency records. The records to be included in this section include: National Priority List (NPL) - subject property to 1 mile, Comprehensive Environmental Response Compensation and Liability Act (CERCLA) - subject property to 1 mile, state Master Sites list - subject property to 1 mile, Treatment Storage and Disposal Facilities (TSDF) - subject property to 1 mile, Resource Conservation and Recovery Act (RCRA) generators (Large Quantity Generators/Small Quantity Generators (LQG/SQG) - subject property to -1/4 mile, Emergency Response Notification System (ERNS) - subject property to -1/4 mile, Leaking Underground Storage Tanks (LUSTS) - subject property to -1/2 mile, Solid Waste Landfills - subject property to 1 mile, Underground Storage Tanks (USTS) - subject property and adjacent properties, Department of Natural Resources (DNR) - Division of Oil and Gas (well logs) - subject property, Natural Heritage Program (i.e. endangered species and unique habitats) - subject property only (for undeveloped property only), local fire department - subject property only, local health department - subject property only, local building department - subject property only, and local zoning department - subject property only. A map locating all identified sites and their actual distance from the subject property shall be located in this section.

8. Section Five of the Report shall contain a lead paint screen by a licensed lead inspector. This section of the Report applies only for multi-tenant residential sites (4+ units) inclusive of nursing homes and day care centers constructed prior to 1978. The screen shall include: identification of the certified lead risk assessor (including name and current certification number) and the date the inspection was performed, narrative of the methods and procedures utilized, findings of the inspection and recommendations for further investigation, and analytical results for the representative samples acquired and analyzed. Where painted surfaces do not meet the definition requiring sampling and analysis under the Lead Base Paint Poisoning Prevention Act (LBPPA), samples are not required.

9. Section Six of the Report shall contain a preliminary radon inspection by a licensed radon inspector. This section of the Report applies only for multi-tenant residential sites (4+ units) with subsurface living units. The inspection shall include: identification of the certified radon inspector (including name and current certification number) and the date the inspection was performed, narrative of the methods land procedures utilized, findings of the inspection and recommendations for further investigation, and analytical results for all canisters analyzed.

10. Section Seven of the Report shall contain a lead in drinking water test. This section of the Report applies only for multi-tenant residential sites (4+ units) inclusive of nursing homes and day care centers constructed prior to 1978. The test shall include: identification of the inspector and the date the inspection was performed, narrative of the methods and procedures utilized, findings of the inspection and recommendations for further investigation, and analytical results for all water samples analyzed. The protocol to be followed for this task is the Safe Drinking Water Act (SDWA) methodology for National Primary Drinking Water Standards.

11. Section Eight of the Report shall contain a wetlands evaluation performed by a Consultant approved by Huntington to conduct such investigations. This section of the Report applies only for undeveloped property equal to or greater than one third of one acre in size (and is not a mowed maintained lot). The wetlands evaluation shall include: identification of Huntington approved wetlands consultant including the date the inspection was performed, results of the on-site review of United States Geographical Service (USGS) 7.5 Minute Topographic Map(s), National Wetlands Inventory Maps (NWI)/State Wetland Maps/local wetland maps, Soil Conservation Service (SCS) maps(s), Serial aerial photos of the subject property, available site specific information (e.g. the proposed development plan), other available sources of information including: National Insurance Agency Flood Maps, Land Use Maps, National Wetland Plant Database, Soil Drainage Guides, Stream Gauge Data, Watershed Projects, Department of Natural Resources Natural Heritage Program File, and local expertise. An on-site determination which closely adheres to that presented in the "Corps of Engineers Wetland Delineation Manual", 1987 shall then be conducted. Should the Wetland Evaluation result in the identification of wetland areas and that an excess of 1/3 of one acre of said wetlands is to be altered or filled, a Wetlands Delineation shall be conducted pursuant to the procedure for Routine level wetland determination method described in the "Corps of Engineers Wetland Delineation Manual", 1987. The Wetlands Delineation Report shall be prepared in accordance with the Corps of Engineers "Guidance For Submittal of Wetland Delineation Reports", March 1990.

12. Section Nine of the Report shall include a multi-media compliance inspection. This section applies only when the subject property is a Large Quantity Generator (LQG) of hazardous waste as defined by the Resource Conservation and Recovery Act (RCRA). As each industry is different, the Consultant is asked to contact the Huntington Environmental Specialist prior to completing this task to determine the scope of service. In the event the subject property is a Small Quantity Generator (SQG), the Consultant shall review the on-site regulatory compliance documentation for the on-site operations and report on the findings. Where the subject property is located in Ohio, the Consultant shall make a determination as to whether or not the current or intended operations are required to submit an Annual Chemical Inventory Report as defined by 3750.08 or the Ohio Revised Code (ORC) (see Section B.4 page 18).

13. Section Ten of the Report shall contain: the conclusions of the Phase I ESA, Recommendations for the client and a completed Certificate of Compliance (see attached) as a separate page following the Recommendations.

14. Section Eleven of the Report shall contain the following appendices in the order listed here: Bibliography, subject property location map, subject property site drawing, color photos of subject property (minimum of 6), USGS 7.5 Quad Map, aerial photos, Sanborn Maps, regulatory file review documentation, county soil survey soil map, pertinent well log information, legal description of subject property, property tax file documentation, city directory documentation, FOIA requests/responses, any previous reports, ACM inspector certificate/chain of custody/analytical results (where applicable), LBP inspector certificate/chain of custody/analytical results (where applicable), Radon inspector certificate/chain of custody/analytical results (where applicable), Lead in water sample chain of custody/analytical results (where applicable), supplemental information, and Site Inspector's Resume.

                    HBI PHASE I ESA CERTIFICATE OF COMPLIANCE

A Phase I Environmental Site Assessment (ESA) was completed by__________________
                                                                (Company Name)

for the property located at _________________________ and published on _________
                               (complete address)                       (Date)

                                                                     YES     NO

1.       Was the Phase I ESA completed by A HBI LISTED COMPANY?      ___     ___

2.        Was the Phase I ESA completed per the "MINIMUM REPORTING
         REQUIREMENTS AND PROCEDURES FOR ENVIRONMENTAL
         INVESTIGATIONS FOR HBI - 1999."?                            ___     ___

3.       During the investigation, were any ACTIONABLE ENVIRONMENTAL
         ITEM(S) (AEI)* identified?                                  ___     ___

Should you have any questions regarding the results of the investigation, please contact the undersigned at _____________________.
                               (phone number)

         (Consultant Signature)                   (Consultant Signature)

_______________________    ___________________   _______________     ___________
         (Printed Name)            (Date)         (Printed Name)       (Date)

*ACTIONABLE ENVIRONMENTAL ITEM (AEI): is the presence or likely presence of any hazardous substance or petroleum product on a property under conditions that indicate an existing release, a past release, or a material threat of a release into structures on the property or into the ground, ground water, or surface water of the property. An AEI can include the potential threat of a release on the property from another property (see section 4.0, Comment #2 of the HBI Minimum Reporting Requirements). An AEI also includes asbestos, wetlands, lead-based paint, and radon on the subject property or areas of regulatory non-compliance (based on a multi-media compliance inspection as defined in section 9.0 of the HBI Minimum Reporting Requirements) where these specific AEIs were required to be evaluated in the scope of work because of their applicability to the subject property. This term is not intended to include de minimis conditions that generally do not present a material risk of harm to public health or the environment and that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies as defined by ASTM E 1527, section 3.3.28.

                                   EXHIBIT "B"

                               SURVEY REQUIREMENTS

           BORROWER SHOULD PROVIDE THESE REQUIREMENTS TO THE SURVEYOR. HNB WILL REQUIRE STRICT COMPLIANCE WITH THESE REQUIREMENTS.

A.       PROPERTY SURVEY:

1. The survey shall be certified to The Huntington National Bank and to the title insurance company by a registered land surveyor using the attached certification. The survey shall have the surveyor's original signature and seal affixed and shall reflect a current date. Older surveys are acceptable if updated and recertified. The survey must show the North arrow.

2. The full legal description and street address must be shown. The legal description must be identical to that contained in the title insurance commitment or any discrepancies explained. The legal description must conform to the record legal description or any discrepancies noted on the survey and explained. If the premises are described as being on a filed plat or map, the survey must contain a legend relating the parcel to the map on which it is shown, and the surveyor must certify that any land which has been platted or mapped is the same as that described on the survey.

3. If the property consists of more than one parcel, show interior property lines and certify that the parcels are contiguous along their common lines. If only a portion of a parcel is being surveyed, the balance of the parcel must be indicated.

4. All perimeter property lines must be specifically identified. Show the location by courses and distances of the property to be covered by the mortgage; clearly designate the point of beginning and the relation (by courses and distances) of the point of beginning for the property to the monument (i.e., nearest street intersection) from which it is fixed; show and label all servient easements; show all building lines, whether established by subdivision plat, recorded restrictions or zoning or building ordinance; show and label all easements appurtenant to said parcel; show all driveways and alleys on or crossing the property; show the right of way lines of the street or streets abutting the parcel, the names and width of said streets, whether the streets are dedicated, whether there are limitations on access, all curb cuts from the property to such street or streets, and the distance from the nearest intersecting street.

5.       Show the number of square feet or acres contained in the parcel.

6. All easements, set-back lines and other exceptions in the title insurance commitment (except liens) must either: (a) be plotted or (b) if not plottable, identified on the face of the survey as not plottable with an explanation as to why they are not plottable or (c) if inapplicable, certified as not affecting the property.

7. Locate and identify all utility lines that serve the property improvements (sewer, water, gas, electric and telephone). Indicate whether the utility lines are above or below grade and show the sizes of the respective services.

8. Show and describe encroachments or make a positive statement that there are not encroachments.

9. State whether or not the property appears on any U.S. Department of H.U.D. Flood Insurance Boundary Map or any special flood hazard area map published by the Federal Emergency Management Agency and, if so, further state the map number and date and whether or not the property appears in the "Flood Hazard Area" shown on the map.

10.      State the zoning classification of the property.

11. Show the location of any underground tanks and of any railroad tracks and sidings.

12. Show the location of rubbish fills, sloughs, springs, filled in wells or cisterns and seep holes, if applicable.

13. For property on which existing improvements are to remain, show (a) all structures and improvements including sidewalks, stoops, overhangs, and parking areas; (b) the square footage of all structures; (c) horizontal lengths of all sides of all structures and improvements and the relations thereof by distances to all boundary lines of the parcel, all servient easements, all established building lines and all street lines; and (d) all parking and paved areas, with the number of vehicles that may be parked in each parking area.

B.       FOUNDATION SURVEY:

         The property survey must be updated to show the location of added building foundations. The survey shall show horizontal lengths of all sides and the relation thereof by distances to: (a) all boundary lines of the parcel; (b) servient easements; (c) established building lines; and (d) street lines. The certification must be updated to the date the foundation survey was made.

C.       FINAL SURVEY:

         The property survey must be updated to show all completed parking areas, structures and improvements in the same manner as required in item 13(a) above. The certification must be updated to the date the final survey was made.

         SURVEYOR'S CERTIFICATE

The undersigned hereby certifies to The Huntington National Bank and to [INSERT NAME OF TITLE INSURER] as of ____________________, _____ that this survey was actually made upon the ground; that it and the information, courses and distances shown thereon are accurate; that the title lines and lines of actual possession are the same; that the property description "closes" by engineering calculation; that this survey correctly shows the size, location and type of all buildings, structures and other improvements on the property and all are within the boundary lines and applicable set-back lines (whether established by subdivision plat, recorded restrictions or applicable zoning or building codes) affecting the property; that there are no easements or uses affecting the property appearing from a careful physical inspection of the same, other than those shown thereon; that all utility services necessary for the operation of the property are present on the property or within adjacent public right of way or recorded easement; that there are no encroachments on adjoining premises, streets or alleys by any of said buildings, structures or other improvements or encroachments upon the property by any building, structure or other improvement situated upon any adjoining premises; and that the property is in Zone ______ (areas determined to be ____________________________) on Flood Insurance Rate Map, Panel ________ of ________, County, ________ and incorporated areas, Map No. _______ (effective date: ________________). This survey was made in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established by ALTA, ACSM and NSPS in 1999. Pursuant to the Accuracy Standards as adopted by ALTA, ACSM and NSPS and in effect on the date of this certification, the undersigned further certifies that the survey measurements were made in accordance with the "Minimum Angle, Distance and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys."

________________           __________________________________
[Name of Surveyor]         [Registration Number]

________________           __________________________________
[Address}                  [Telephone Number]

                                   EXHIBIT "C"

                          TITLE INSURANCE REQUIREMENTS

    BORROWER SHOULD PROVIDE THESE REQUIREMENTS TO THE TITLE INSURANCE AGENT.
          HNB WILL REQUIRE STRICT COMPLIANCE WITH THESE REQUIREMENTS.

1. The issuing agent and underwriter must be acceptable to HNB. HNB reserves the right to require reinsurance of part or all of the coverage.

2.       The ALTA form of commitment shall be used.

3. The insured property shall be the real property securing Borrower's loan and all appurtenant easements. The legal description shall be set forth in an exhibit attached to the commitment, which exhibit may be used as an exhibit to the mortgage.

4. The commitment shall show "The Huntington National Bank, its successors and assigns, as their interests may appear", as proposed insured.

5. The amount of coverage shall be Thirty Six Million And 00/100 Dollars ($36,000,000.00), with a "pending disbursements" clause acceptable to HNB.

6. The commitment shall expressly state that the form of loan title insurance policy will be ALTA form (1970 Revision, Amended 10-17-70 and 10-17-84) and that the same will be issued with ALTA Form 6.0 Variable Rate Endorsement and any other endorsement deemed necessary by HNB. A specimen of each such endorsement shall be attached to the commitment.

7. The commitment shall expressly state that upon receipt of a survey and title affidavit acceptable to the title insurer, the loan title policy shall be issued free from the survey, mechanics' lien and other standard exceptions. The title affidavit required for deletion of the standard exceptions shall be attached to the commitment.

8. The commitment shall set forth in full the requirements for issuance of the loan title insurance policy.

9. Each exception to title must be acceptable to HNB. A legible copy of the document referenced in each such exception to title and of any applicable recorded or unrecorded plat shall be attached to the commitment.

10. The loan title insurance policy shall insure HNB's mortgage as the first and best lien, subject only to exceptions to title acceptable to HNB.

                                   EXHIBIT "D"

                             INSURANCE REQUIREMENTS

       BORROWER SHOULD PROVIDE THESE REQUIREMENTS TO THE INSURANCE AGENT.
           HNB WILL REQUIRE STRICT COMPLIANCE WITH THESE REQUIREMENTS.

1. Borrower shall provide an original binder or policy, or a certificate of insurance and a certified copy of the binder and policy, for the required coverages, together with a paid receipt, prior to loan closing. Certificates of insurance for "builder's risk" and other casualty loss coverages must be issued on the Acord 27 form.

2. The issuing underwriter shall have a Best's Insurance Reports policy holders rating of A+ and a financial size category of Class XV or be expressly approved by HNB.

3. Each policy of casualty insurance shall contain a mortgagee clause, substantially in the form of the standard New York mortgagee clause, and otherwise acceptable to HNB, showing "The Huntington National Bank, its successors and assigns, as their interests may appear," as the mortgagee and loss payee. Each policy of liability insurance shall show "The Huntington National Bank" as an additional insured.

4. Borrower shall provide a policy of insurance against loss or damage to the improvements and the personal property securing Borrower's loan caused by fire and any of the risks covered by insurance of the type now known as "Special Form" (coverage against physical loss), in an amount equal to one hundred percent (100%) of the replacement cost of such improvements and personal property and sufficient to prevent Borrower and HNB from becoming co-insurers, and otherwise with terms and conditions acceptable to HNB.

5. Borrower shall provide a policy of insurance for "Commercial General Liability," insuring against any and all claims for personal injury, death or property damage occurring on, in or about the property, the improvements and the adjoining streets, sidewalks and passageways, subject to a combined single limit of not less than One Million Dollars ($1,000,000.00) for personal injury, death or property damage arising out of any one accident, a general aggregate limit of not less than Two Million Dollars ($2,000,000.00), with excess liability coverage in an amount not less than Three Million Dollars ($3,000,000.00), and otherwise with terms and conditions acceptable to HNB.

6. Borrower shall provide worker's compensation insurance (including employer's liability insurance, if available and requested by HNB) for all employees of Borrower engaged on or with respect to the property and the improvements in the limits established by law, or, if limits are not so established, in such amounts as are acceptable to HNB.

7. Borrower shall provide, during the course of any construction, builder's completed value risk insurance against physical loss, including collapse and transit coverage, in an amount equal to one hundred percent (100%) of the replacement cost of the improvements and sufficient to prevent Borrower and HNB from becoming co-insurers, and otherwise with terms and conditions acceptable to HNB.

8. Borrower shall provide, upon obtaining a certificate of occupancy for the improvements or any portion thereof, "Business Income" insurance in an amount satisfactory to HNB and/or loss of "rental value" insurance in an amount not less than the appraised rentals for the improvements for a minimum of twelve (12) months, and with terms and conditions acceptable to HNB.

9. If the improvements are located in a federally designated flood hazard area, then Borrower shall provide flood hazard coverage in the maximum amount available and otherwise with terms and conditions acceptable to HNB.

10. Borrower shall provide such other insurance coverages, and in such amounts, as may from time to time be required by HNB against the same or other hazards.

11. Unless the policy expressly so provides, each policy of insurance shall contain an endorsement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of said insurance and that any right of set-off, counterclaim or deduction against Borrower is waived.

12. Unless the policy expressly so provides, each policy of insurance shall contain an endorsement by the insurer that such policy shall not be canceled or changed except upon not less than thirty (30) days prior written notice delivered to HNB.

13. Nothing contained in these Requirements shall prevent Borrower from keeping the property or improvements insured or causing the same to be insured against the risks referred to in these Requirements under a policy or policies of blanket insurance which may cover other property; provided however, that any such policy of blanket insurance (a) shall specify therein by "agreed amount" endorsement the amount of the total insurance allocated to the property securing Borrower's loan, which amount shall be not less than the amount otherwise required to be carried under these Requirements; (b) shall not contain any clause which would result in the insured thereunder becoming a co-insurer of any loss with the insurer under such policy; and (c) shall in all other respects comply with the provisions of these Requirements.

                                  EXHIBIT "E"

                           CONSTRUCTION LOAN AGREEMENT

         THIS CONSTRUCTION LOAN AGREEMENT (the "Loan Agreement"), dated as of the day of ___, 2004, by and between THE HUNTINGTON NATIONAL BANK, a national banking association, having an office at 41 South High Street, Columbus, Ohio 43215 ("Huntington") and EM COLUMBUS, LCC, an Ohio limited liability company, having an office at 150 East Gay Street, Columbus, Ohio 43215 ("Borrower").

                                   WITNESSETH:

         In consideration of the covenants contained herein and other valuable consideration, Huntington and Borrower agree as follows:

                                 1. DEFINITIONS

         The following terms wherever used in this Loan Agreement shall have the following meanings:

         1.1 "Change Orders" shall mean any amendments or modifications to the Plans or General Contract.

         1.2 "Completion" shall mean substantial completion of the Project, in accordance with the Plans, and of any necessary access and utilities serving the Project; issuance of all approvals and certificates by Governmental Authorities required for the permanent use and occupancy of the Project; issuance of a Certificate of Substantial Completion on AIA Document G704 by the Project Architect and the General Contractor; verification of substantial completion by Huntington's architect; and presentation of evidence of acceptance by all tenants having a right of acceptance as a lease condition.

         1.3      "Completion Date" shall mean ___________ 200__.

         1.4 "Construction Loan Checking Account" shall mean a separate non-interest-bearing checking account established by Borrower with Huntington.

         1.5 "Cost Breakdown" shall mean a statement setting forth, by line item and category, the Hard Costs and Soft Costs and the Loan Budget Amounts in respect of Hard Costs and Soft Costs.

         1.6 "General Contract" shall mean any contract between Borrower and the General Contractor or any other person which requires the General Contractor or such other person to provide, or supervise or manage the procurement of, substantially all labor and materials needed for Completion of the Project.

         1.7      "General Contractor" shall mean ____________________________.

         1.8 "Governmental Authorities" shall mean the United States, the state in which the Property is located and any political subdivision, agency, department, commission, board, bureau or instrumentality of either of them, including any local authorities, which exercises jurisdiction over the Project or the Property.

         1.9 "Guarantor" shall mean Glimcher Properties Limited Partnership and Glimcher Properties Corporation.

         1.10 "Guaranty" shall mean collectively the Unconditional Guaranty of Payment and Completion, of even date herewith, made by the Guarantor to Huntington to guarantee payment and performance in accordance with the terms and conditions of the Loan Documents.

         1.11 "Hard Costs" shall mean the costs of all labor, materials, equipment, fixtures and furnishings necessary for Completion of the Project.

         1.12 "Hard Costs Loan" shall mean that portion of the Loan Amount applicable and equal to the sum of the Loan Budget Amount for Hard Costs shown on the Cost Breakdown.

         1.13 "Hard Costs Statement" shall mean a statement on AIA Documents G702 and G703 setting forth, by line item and category, Hard Costs incurred, to be prepared and certified by the General Contractor, certified and approved as accurate by Borrower, Project Architect and such others as Huntington shall reasonably require and submitted to Huntington with each Requisition.

         1.14 "Huntington's Counsel" shall mean Porter, Wright, Morris & Arthur, 41 South High Street, Columbus, Ohio 43215, Attention: Robert C. Kiger.

         1.15 "Initial Advance" shall mean the first advance of Loan proceeds for renovations.

         1.16 "Loan" shall mean the aggregate of the Hard Costs Loan and the Soft Costs Loan, which aggregate is equal to the Loan Amount.

         1.17 "Loan Amount" shall mean Twelve Million And 00/100 Dollars ($12,000,000.00) of a loan in the total principal amount of Thirty Six Million And 00/100 Dollars ($36,000,000.00) less any amounts disbursed by Borrower to May Department Stores (not to exceed 5,000,000.00) to induce Kauffmann's to build and occupy a store at the Project.

         1.18 "Loan Budget Amounts" shall mean the portion of the Loan Amount set forth in the Cost Breakdown to be advanced for each line item and category of Hard Costs and Soft Costs.

         1.19 "Loan Documents" shall mean collectively the Loan Agreement, the Note, the Mortgage, the Guaranty and any other instrument, document, certificate or affidavit heretofore, now or hereafter given by Borrower evidencing or securing or by any of the Guarantor guaranteeing all or any part of the foregoing.

         1.20 "Major Subcontract" shall mean any contract entered into by the General Contractor for work to be performed to the Project or work and materials to be furnished to the Project in an amount of Seven Hundred Fifty Thousand And 00/100 Dollars ($750,000.00) or greater.

         1.21 "Mortgage" shall mean that certain Open-End Mortgage, Assignment of Rents and Security Agreement, of even date herewith, granted by Borrower to Huntington to secure payment and performance by Borrower in accordance with the terms and conditions of the Loan Documents.

         1.22 "Mortgaged Property" shall mean the Property and other property comprising "Mortgaged Property", as said term is defined in the Mortgage.

         1.23 "Note" shall mean that certain Note, dated ________, 2003, made by Borrower to Huntington in the amount of Thirty Six Million And 00/100 Dollars ($36,000,000.00) to evidence the Loan and any and all renewals, amendments, modifications, reductions and extensions thereof and substitutions therefore.

         1.24 "Payment Receipts" shall mean receipts from contractors, subcontractors and suppliers evidencing payment of Hard Costs.

         1.25 "Plans" shall mean collectively the final plans and specifications prepared by Borrower, Project Architect or the General Contractor, and approved by Huntington, which describe and show the labor, materials, equipment, fixtures and furnishings necessary for the Completion of the Project, including all amendments thereto and modifications thereof made by approved Change Orders.

         1.26 "Project" shall mean the renovation of the existing mall known as Eastland located on the Property.

         1.27     "Project Architect" shall mean _________________________.

         1.28 "Property" shall mean the real property described in the Mortgage, upon which the Project is to be developed and constructed.

         1.29 "Retained Amounts" shall mean ten percent (10%) of the Hard Costs incurred, on a contract by contract basis, until the Contractor under a particular General Contract has performed fifty percent (50%) of the work required to be performed thereunder. Thereafter there shall be no retainage for Hard Costs unless the General Contract or General Contracts provide for retainage in which event retainage from the loan proceeds shall be in that amount. Such retainage shall be advanced upon presentation to Huntington of a certificate from the Project architect that such General Contract has been fully performed and verification of such performance by Huntington's architect. Notwithstanding the foregoing, retainage with respect to future tenant improvements shall be separately retained and advanced on substantially the same basis.

         1.30 "Requisition" shall mean a statement executed by Borrower which is to be delivered to the Agent setting forth the amount of the Loan advance requested in each instance and including:

         (a)      the Hard Costs Statement and Soft Costs Statement;

         (b) Payment Receipts for all Hard Costs covered by a previous Requisition;

         (c) proof of payment of all Soft Costs covered by a previous Requisition; and

         (d)      a list of proposed payees.

         1.31 "Soft Costs" shall mean all costs, other than Hard Costs, necessary for Completion of the Project, including without limitation, architects' and attorneys' fees, ground rents, interest, real estate taxes, survey costs and insurance premiums.

         1.32 "Soft Costs Loan" shall mean that portion of the Loan Amount applicable and equal to the sum of the Loan Budget Amount for Soft Costs shown on the Cost Breakdown.

         1.33 "Soft Costs Statement" shall mean a statement setting forth, by line item and category, Soft Costs incurred and to be incurred, to be prepared, certified and approved as accurate by Borrower and submitted to Huntington with each Requisition.

         1.34 "Title Insurer" shall mean the issuer of the title insurance policy insuring the lien of the Mortgage.

                              2. BORROWER COVENANTS

         2.1 Borrower shall construct the Project in a good and workmanlike manner and in accordance with the Plans, using only materials, fixtures, furnishings and equipment purchased new and not functionally obsolete and shall cause the Completion of the Project free from defects and in accordance with the Plans. Upon demand of Huntington, Borrower shall correct any defects in the Project or any departures from the Plans not approved by Huntington.

         2.2 Borrower shall not enter into any Major Subcontract until Huntington has received a copy thereof and has approved such subcontractor. Such approval shall be deemed to have been given unless Huntington responds within fourteen (14) business days following receipt of such subcontract for review.

         2.3 Borrower shall protect from theft and vandalism all portions of the Project and all tools and building materials stored on the Property.

         2.4 Borrower shall pay all Hard Costs and Soft Costs required for Completion of the Project and all costs of completing any work required to be performed by Borrower under any purchase contract for or lease of all or part or the Project, or detailed work letter with respect thereto, to permit the lawful occupancy of space, including public space, in the Project by purchasers or lessees of such space as contemplated in the purchase contracts or leases for the same. Borrower shall keep the Project free from mechanics' and materialmen's liens, except as expressly permitted in the Mortgage.

         2.5 Borrower shall receive and deposit all Loan advances in the Construction Loan Checking Account and hold the same as a trust fund for the purpose of paying only Hard Costs and Soft Costs.

         2.6 Borrower shall not enter into any Change Order until Huntington shall have received a copy thereof. Further, Borrower shall not enter into any Change Order without Huntington's written consent if such Change Order
(a) will increase or decrease the cost of achieving Completion in excess of Ten Thousand And 00/100 Dollars ($10,000.00), (b) will, when aggregated with all previous Change Orders, increase or decrease the cost of achieving Completion in excess of Fifty Thousand And 00/100 Dollars ($50,000.00), or (c) will change the character, size, value or utility of the Project. Such consent shall be deemed to have been given unless Huntington responds within fourteen (14) business days following receipt of such Change Order for review. The approval of any Change Order by Huntington shall not be construed as obligating Huntington to increase or advance any Loan Budget Amount on account of any such Change Order.

         2.7 Borrower shall permit Huntington and its representatives, at the reasonable expense of Borrower, to enter upon the Property and inspect the Project and all materials to be used in the construction thereof and examine all detailed plans and shop drawings which are or may be kept at the construction site. Borrower will cooperate and cause the General Contractor to cooperate with Huntington in the performance of such inspections. At the time of each such inspection, Borrower will make available to Huntington on demand, daily log sheets covering the period since the immediately preceding inspection, showing the date, weather, subcontractors on the job, number of workers and status of construction.

         2.8 Borrower shall comply with all laws, statutes, ordinances, rules, regulations and orders of Governmental Authorities and shall promptly furnish Huntington with reports of any official searches and claims of violations made by Governmental Authorities.

         2.9 Borrower shall comply with all restrictions, covenants and easements affecting the Project or the Property and shall satisfy and keep satisfied any conditions to the zoning of the Property and to the approvals of Public Authorities, including without limitation, conditions to building permits, curb cut permits, storm water and other discharge permits, operating permits, licenses and site plan approvals.

         2.10 Borrower shall show Huntington as the source of construction financing on any construction sign erected on the Property at locations approved by Borrower and in compliance with local laws and ordinances. Borrower shall permit Huntington to erect its own construction sign on the Property and otherwise advertise its provision of construction financing all at Huntington's expense.

         2.11 Borrower shall promptly provide to Huntington copies of all contracts, bills of sale, statements, receipted vouchers and agreements under which title is claimed by Borrower to any materials, furniture, fixtures or equipment incorporated into the Project or subject to the lien of the Mortgage and any other data or documents in connection with the Project as Huntington may from time to time request.

         2.12 Borrower shall indemnify and hold Huntington harmless from all claims of every person, including, without limitation, employees, contractors and tenants of Borrower, subcontractors, subtenants or concessionaires of any contractors or tenants, and employees and business invitees of any contractors, subcontractors, tenants, subtenants or concessionaires, arising from or out of the acquisition, development, construction, use, occupancy or possession of the Project or the Property, excluding however, any claim arising solely from the gross negligence or willful misconduct of Huntington, its officers, employees, agents or contractors.

                           3. LOAN ADVANCES GENERALLY

         3.1 Subject to the provisions of this Loan Agreement, Huntington will advance and Borrower will accept the Loan Amount in installments. The amount of advances shall not exceed the amount set forth in the separate Cost Breakdown to be furnished. The Initial Advance and all subsequent advances shall be made upon satisfaction of the applicable conditions precedent set forth in
Section 4 hereof, in amounts which shall be equal to the aggregate of the Hard Costs and Soft Costs incurred by Borrower through the end of the period covered by the Requisition less:

         (a)      the Retained Amounts; and

         (b)      the total of the Loan advances theretofore made; and

         (c) at the election of Huntington, any combination of the following further amounts:

                  (i) all or a portion of the amount by which any Hard Costs or Soft Costs are or are reasonably estimated by Huntington to be greater than the respective Loan Budget Amounts for such costs; and

                  (ii) any costs covered by the Requisition not approved or certified by Borrower, Project Architect or General Contractor, as the case may be, any Hard Costs covered by a previous Requisition for which Payment

                           Receipts have not been received by Huntington and any Soft Costs covered by a previous Requisition for which proof of payment has not been received by Huntington; and

                  (iii) any costs covered by the Requisition and payable to a major subcontractor or prime contractor not approved by Huntington.

         3.2 Borrower shall submit a Requisition for the Initial Advance and for subsequent advances, not more frequently than monthly thereafter, and for a final advance (except for advances for tenant improvements, soft costs and accrued interest after completion) promptly upon Completion. Requisitions shall conform to the Cost Breakdown and shall be received by Agent at least ten (10) business days prior to the date of the requested advance. All advances to Borrower are to be made at Huntington's principal office or at such other place as Agent may designate and shall be deposited in the Construction Loan Checking Account.

         3.3 Borrower's Requisition, the progress of construction and the conformity of the construction with the Plans is subject to Huntington's verification and approval, which shall not be unreasonably withheld or delayed. Huntington shall engage the services of an independent outside architect for such verification and approval to review plans, specifications and engineering reports.

         3.4 Retained Amounts shall be advanced upon the satisfaction of the conditions set forth in Section 4.2 hereof, provided that Retained Amounts with respect to future tenant improvements, if any, shall be separately retained and advanced on a tenant by tenant basis.

         3.5 Huntington may, in its sole discretion, advance all or any portion of the amounts to be advanced hereunder, without regard to Borrower's satisfaction of the conditions precedent to its entitlement to Loan proceeds, and no person dealing with Borrower or the General Contractor or any other person shall have standing to demand any different performance from Huntington.

         3.6 Huntington may require that Loan advances be disbursed through a disbursing agent selected by Huntington and that disbursements be made directly to General Contractor, subcontractors and materialmen. In such event, interest shall accrue to Huntington from the time the Loan proceeds are advanced to the disbursing agent. Further, Huntington may, in lieu of the presentation of proofs of payment and Payment Receipts with the Requisition for the succeeding month, require the immediate presentation of proofs of payment, Payment Receipts, lien waivers and releases against the advance of Loan proceeds.

         3.7 Huntington shall not make Loan advances for materials or furnishings which are stored on the Property, but not yet affixed to or incorporated into the Project, except in the case of major materials approved by Huntington and intended to be incorporated into the Project pursuant to the Plans, and then not until Huntington shall have received: (a) bills of sale and other documentation evidencing payment in full for such materials, Borrower's ownership thereof and the release of any right, title or lien in respect thereof by any vendor; (b) evidence that such materials are covered by the insurance policies required by the Loan Documents and are identified and protected against loss, theft and damage in a manner acceptable to Huntington; and (c) evidence that advances made by Huntington for said materials do not, at any one time, exceed in the aggregate Five Hundred Thousand And 00/100 Dollars ($500,000.00), inclusive of the amount requested.

           4. CONDITIONS PRECEDENT TO OBLIGATION TO MAKE LOAN ADVANCES

         4.1 Huntington shall not be obligated to make the Initial Advance or subsequent advances unless the following conditions precedent shall have been and remain satisfied:

                  (a) Huntington shall have received a Requisition for the Initial Advance or subsequent advance, as the case may be;

                  (b) Huntington shall have received an endorsement to the title insurance policy insuring the lien of the Mortgage, which endorsement shall (i) modify the effective date of such title insurance policy to or immediately prior to the date of the advance, (ii) show no additional exceptions, except those approved by Huntington's Counsel and (iii) acknowledge the aggregate amount of Loan proceeds then advanced;

                  (c) For the advance immediately after any foundations have been constructed, Huntington shall have received and approved a survey of the perimeter of such foundation, certified to within ten (10) days of the advance to Huntington and the Title Insurer, and otherwise conforming to Huntington's Survey Requirements, a copy of which is attached to the Loan Commitment;

                  (d) Existing improvements on the Property, if any, shall not have been materially injured or damaged by fire or other casualty, unless Huntington shall have received insurance proceeds sufficient in the reasonable judgment of Huntington to effect the satisfactory restoration of the said improvements and to permit completion of said improvements prior to the Completion Date pursuant to terms of disbursement satisfactory to Huntington;

                  (e) The representations made in Section 6 hereof shall be true and correct on and as of the date of the advance with the same effect as if made on such date; and

                  (f) There shall exist no Event of Default under the Note or Mortgage, as therein defined, or any event or state of facts which after notice or the passage of time, or both, could give rise to such an Event of Default.

                  (g) Huntington shall have received copies of all Major Subcontracts for the construction of the Project, which subcontractors shall have been approved by Huntington.

         4.2 Huntington shall not be obligated to advance Retained Amounts unless the following conditions precedent shall have been and remain satisfied:

                  (a) Huntington shall have received and approved evidence that Completion has been achieved; and

                  (b) Huntington shall have received and approved an "as built" survey of the Project and the Property, certified to within ten (10) days of the advance to Huntington and the Title Insurer, and otherwise conforming to Huntington's Survey Requirements, a copy of which has heretofore been furnished to Borrower.

Notwithstanding the foregoing provision, Retained Amounts with respect to future tenant improvements shall be separately retained and advanced on a tenant by tenant basis.

         4.3 Borrower shall cause the satisfaction of each and every of the foregoing conditions precedent, whether precedent to the obligation to make the Initial Advance, a subsequent advance or the advance of Retained Amounts.

                        5. ADJUSTMENTS TO COST BREAKDOWN

         5.1 Borrower shall prepare, certify and provide to Huntington a revised Cost Breakdown on AIA Document G703 with any Change Order provided to Huntington as required under Section 2.8 hereof in addition to separate Cost Breakdown.

         5.2 If at any time Huntington gives notice to Borrower that, in Huntington's sole discretion, the undisbursed balance of the Loan Budget Amount for any line item or category of cost shown on the Cost Breakdown is insufficient to achieve Completion and to pay the Hard Costs and Soft Costs, as the case may be, remaining unpaid, then Huntington may reallocate to such Loan Budget Amount any excess in any other Loan Budget Amount balance that Huntington, in its sole discretion, deems to be excessive. In such event, Borrower shall prepare, certify and provide to Huntington a revised Cost Breakdown on AIA Document G703.

         5.3 Borrower may elect to reallocate any contingency line item(s) to increases in Hard Costs, so long as the percentage of the original contingency line item which has been reallocated to date does not exceed the percentage of completion of construction of the Project. Final documented cost savings in one line item may be reallocated to another line item with the approval of Huntington in its reasonable discretion.

         5.4 If at any time Huntington gives notice to Borrower that, in Huntington's sole discretion, the undisbursed balance of the Loan, including Retained Amounts, is insufficient to achieve Completion and to pay the Hard Costs and Soft Costs remaining unpaid, Borrower, at its option, shall either:
(a) deposit with Huntington an amount equal to such deficiency, which Huntington shall from time to time apply, or allow Borrower to apply, to such Hard Costs or Soft Costs; or (b) make a payment against such Hard Costs or Soft Costs in the amount of such deficiency so that the undisbursed balance of the Loan, including Retained Amounts, shall be sufficient to achieve Completion and to pay the Hard Costs and Soft Costs remaining unpaid, and shall furnish Huntington with such evidence thereof as Huntington may require. In such event, Borrower shall prepare, certify and provide to Huntington a revised Cost Breakdown on AIA Document G703. Huntington shall have a lien on and security interest in any sums deposited pursuant to clause (a) above. Borrower shall have no right to withdraw any such sums, except for the payment of Hard Costs or Soft Costs approved by Huntington. Any such sums not so used shall be released to Borrower upon Completion. If prior to Completion, an Event of Default shall occur under the Note or Mortgage, as defined therein, or any event or state of facts which after notice or the passage of time, or both, would constitute such an Event of Default, Huntington shall have all of the rights and remedies of a secured party under the Uniform Commercial Code, as enacted in the State of Ohio, and may, at its option, apply such sums either to the costs of completing the Project or to the immediate reduction of outstanding principal or interest or both under the Note.

                           6. BORROWER REPRESENTATIONS

         6.1 Borrower represents that the Plans (to the extent the same have been completed) are satisfactory to Borrower, have been reviewed and approved by Guarantors, the General Contractor, Project Architect; by all Governmental Authorities, to the extent required by applicable law; by each beneficiary under any effective restrictive covenant; and by each tenant under any lease covenant requiring plan approval. Further, that all construction, if any, already performed on the Project has been performed in accordance with the Plans approved by the persons named above and with any restrictive covenants applicable thereto; there are no structural defects in the Project or violations of any requirement of any Governmental Authorities with respect thereto; that the planned use of the Project complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Property as well as all environmental, ecological, landmark and other applicable laws and regulations; and that all requirements for such use have been satisfied.

                                   7. DEFAULT

         7.1 Upon the occurrence of any Event of Default under the Note or Mortgage, as defined therein, Borrower does hereby irrevocably authorize Huntington to complete the acquisition, development, construction and equipping of the Project and Property, with such changes as Huntington may, in its sole discretion, deem appropriate, all at the risk, cost and expense of Borrower, but Huntington is not obligated to do so. In the event that Huntington elects to proceed under such authorization, Huntington may assume or reject any contract entered into by Borrower in connection with the acquisition, development, construction or equipping of the Project or the Property, may enter into additional or different contracts for services, labor and materials required in the judgment of Huntington to complete such acquisition, development, construction or equipping, and may make, compromise and settle all claims in connection with such acquisition, development, construction or equipping.

         7.2 All sums expended by Huntington in completing the acquisition, development, construction and equipping of the Project and the Property shall be deemed advances made by Huntington to Borrower secured by the Mortgage and, to the extent such advances exceed the Loan Amount, such advances shall be deemed to be for the protection of the Mortgaged Property and Borrower shall repay such sums upon demand together with interest from the date of each advance at the Default Rate of Interest, as defined in the Note.

         7.3 Huntington may at any time abandon acquisition, development, construction and equipping of the Project and Property, after having commenced it, and may recommence such acquisition, development, construction and equipping of the Project and Property, upon Huntington's election to do so.

         7.4 For the purposes of completing the acquisition, development, construction and equipping of the Project and Property after an Event of Default under the Note or Mortgage, as defined therein, Borrower does hereby irrevocably appoint Huntington its attorney-in-fact with full power to take such action as may be desirable in the judgment of Huntington to complete such acquisition, development, construction and equipping, all in the name of Borrower.

         7.5 Notwithstanding the foregoing, upon the occurrence of any Event of Default under the Note or Mortgage, as defined therein, Borrower does hereby irrevocably authorize Huntington to advance any undisbursed Loan proceeds directly to the General Contractor, subcontractors, materialmen and other persons to pay for Completion of the Project, but Huntington is under no obligation to do so. No further direction or authorization from Borrower shall be necessary to warrant such direct advances and all such advances shall satisfy pro tanto the obligations of Huntington hereunder and shall be secured by the Loan Documents as fully as if made to Borrower, regardless of the disposition thereof by the General Contractor or other person.

                                    8. OTHER

         8.1 All documentation required or deemed by Huntington to be necessary in connection with this Loan Agreement shall be acceptable to and subject to the approval of Huntington as to form and content.

         8.2 Borrower acknowledges that Borrower has selected all architects, engineers, contractors, subcontractors, materialmen, and others furnishing services or materials for the Project and that Huntington shall have no responsibility whatsoever for them or for any inspection reports or for the quality of their materials or workmanship. It is understood that Huntington's sole function is that of lender and that the only consideration passing from Huntington to Borrower are the Loan proceeds in accordance with and subject to the terms of this Loan Agreement. Neither Borrower, nor any other person, shall have any right to rely on any approvals or procedures required by Huntington herein, such approvals and procedures being solely for the benefit and protection of Huntington.

         8.3 Any advance by Huntington of Loan proceeds hereunder made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Huntington, shall not constitute a waiver by Huntington of the requirement that all conditions precedent, including the non-performed conditions precedent, shall be required with respect to all future advances.

         8.4 No provision of the Loan Documents may be changed, waived, discharged or terminated orally, by telephone or by any other means, except an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         8.5 All conditions precedent to Huntington's obligation to make advances hereunder are imposed solely and exclusively for the benefit of Huntington and may be freely waived or modified in whole or in part by Huntington at any time, if in its sole discretion Huntington deems it advisable to do so. Upon satisfaction or waiver of all such conditions precedent, no person other than Borrower shall have standing to require Huntington to make any Loan advances or to be a beneficiary of this Loan Agreement or any advances to be made hereunder.

         8.6      (a)      All notices, demands, requests and other
communications (collectively, hereinafter "Notices") to Borrower shall be in writing and shall be deemed to have been sufficiently given for all purposes when sent by certified mail, return receipt requested, by telecopy or by personal delivery to Borrower at 150 East Gay Street, Columbus, Ohio 43215 Attn:
George A. Schmidt, Executive Vice President. Any Notice sent by certified mail, return receipt requested, by personal delivery or by telecopy shall be deemed to have been given two (2) business days following the date it is sent in accordance with the foregoing provisions. Any Notice sent by personal delivery shall be deemed to have been given the business day actually received.

                  (b) All Notices to Lender shall be in writing and shall be deemed to have been sufficiently given for all purposes when sent by certified mail, return receipt requested, telecopy or personal delivery to Lender at The Huntington National Bank, Commercial Real Estate Group, 8th Floor, 41 South High Street, Columbus, Ohio 43215 (Attention:
Bonnie Birath, Vice President) or to such other address or addresses of which Lender shall have notified Guarantor in writing. Any Notice sent by certified mail, return receipt requested or by telecopy, shall be deemed to have been given two (2) business days following the date it is sent. Any Notice sent by personal delivery shall be deemed to have been given the business day actually received.

         8.7 Except as herein provided, this Loan Agreement shall be binding upon and inure to the benefit of Borrower and Huntington and their respective heirs, personal representatives, successors and assigns. Notwithstanding the foregoing, Borrower may not assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder, including, without limitation, performance of and compliance with conditions hereof and the right to receive the proceeds of current or future advances.

         8.8 HUNTINGTON AND BORROWER HEREBY MUTUALLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE FOR THE BENEFIT OF THE OTHER ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE LOAN DOCUMENTS, THE TRANSACTIONS RELATED THERETO OR THE RELATIONSHIP ESTABLISHED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO HUNTINGTON AND BORROWER TO ENTER INTO THIS TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY HUNTINGTON'S ABILITY TO PURSUE ITS REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE LOAN DOCUMENTS.

         IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the day and year first above written, the execution hereof by Borrower constituting: (a) a certification that the representations made in Section 6 hereof are true and correct as of the date hereof; and (b) the undertaking of Borrower that each Requisition shall constitute personal affirmation that at the time thereof said representations are true and correct.

THE HUNTINGTON NATIONAL BANK,

By: ________________________________

Borrower:

EM Columbus, LLC,
a Delaware limited liability company

By: Glimcher Properties Limited Partnership,
a Delaware limited partnership, its member

By: Glimcher Properties Corporation,
a Delaware corporation,
its General Partner

By: ________________________________
    George A. Schmidt, Executive Vice
    President

The Huntington National Bank
Commercial Real Estate Group Base Form
January 3, 1994 Revision

Columbus/

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